Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in the Registration Statement on Form S-4 of People’s United Financial, Inc. of our report dated March 12, 2010, with respect to the consolidated financial statements of Smithtown Bancorp, Inc. and the effectiveness of internal control over financial reporting, which report appears in Form 10-K of Smithtown Bancorp, Inc. for the year ended December 31, 2009. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Crowe Horwath LLP

Livingston, New Jersey

September 21, 2010